Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Announces Second Quarter 2014 Financial Results

CORAL GABLES, FL, August 14, 2014 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today reported financial results for the second quarter and six months ended June 30, 2014.

Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst Pharmaceutical Partners, Inc., stated, “As we announced earlier this week, we reached a major inflection point recently as the last patient in our Phase 3 trial completed the double-blind, placebo-controlled portion of our trial, and we remain on track to report top line results from our trial before the end of the third quarter. We also expect to initiate our Phase 1(b) trial of CPP-115 in the near future. Finally, during the second quarter, we significantly strengthened our balance sheet with the completion of a common stock offering in which we raised net proceeds of $26.7 million. The offering not only added several new high-quality institutional investors to our shareholder base, but it positions us to execute our operating plan for 2015, which includes advancing a number of our pre-commercialization activities for Firdapse™.”

Financial Results

For the quarter ended June 30, 2014, Catalyst reported a GAAP net loss of $3,198,020, or $0.05 per basic and diluted share, compared to a GAAP net loss of $3,143,590, or $0.08 per basic and diluted share, for the same period in 2013. Excluding non-cash expense of $223,591 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $2,974,429 or $0.05 per share for the second quarter of 2014. In comparison, Non-GAAP1 net loss for the second quarter of 2013 was $2,645,003, or $0.06 per share, which excludes non-cash expense of $498,587 attributable to the change in fair value of liability-classified warrants.

[1]	Statements made in this press release include a non-GAAP financial measure. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with U.S generally accepted accounting principles (GAAP). This non-GAAP financial measure is intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measure presented in this press release provides investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. The non-GAAP financial measure in this press release excludes from the calculation of net loss the expense (or the income) associated with the change in fair value of the liability-classified warrants. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by the weighted average common shares outstanding.

For the six months ended June 30, 2014, Catalyst reported a GAAP net loss of $7,009,139, or $0.12 per basic and diluted share, compared to a GAAP net loss of $4,887,879, or $0.12 per basic and diluted share, for the same period in 2013. Excluding non-cash expense of $559,105 attributable to the change in fair value of liability-classified warrants, Non-GAAP1 net loss was $6,450,034 or $0.11 per share for the six months ended June 30, 2014. In comparison, Non-GAAP1 net loss for the six months ended June 30, 2013 was $4,343,966, or $0.11 per share, which excludes non-cash expense of $543,913 attributable to the change in fair value of liability-classified warrants.

Research and development expenses for the second quarter of 2014 were $2,098,958, compared to $2,132,038 in the second quarter of 2013. For the six months ended June 30, 2014, research and development expenses were $4,847,641, compared to $3,224,339 in the comparable period of 2013. Research and development expenses for the six months ended June 30, 2014 increased when compared to the same period in 2013 as Catalyst continued its ongoing Phase 3 trial evaluating Firdapse™ for the treatment of LEMS and its other clinical trials and studies of Firdapse™. Catalyst expects that research and development expenses will continue to be substantial during 2014 as a result of ongoing development projects for both Firdapse™ and CPP-115.

General and administrative expenses for the second quarter of 2014 totaled $891,215, compared to $521,491 in the second quarter of 2013. For the six months ended June 30, 2014, general and administrative expenses totaled $1,650,897, compared to $1,134,620 in the same period in 2013. The increase in general and administrative expenses is primarily due to consulting fees incurred in connection with the early stages of pre-commercial activities for Firdapse™.

As a development-stage biopharmaceutical company, Catalyst had no revenues in either the second quarter of 2014 or the first six months of 2014.

At June 30, 2014, Catalyst had cash and cash equivalents, certificates of deposit and short-term investments of $45.0 million and no debt. Catalyst believes that its existing cash and investments will be sufficient to meet its currently anticipated working capital requirements through the end of 2015.

Upcoming Investor Conferences

Catalyst’s CEO, Patrick J. McEnany and COO/CSO, Dr. Steven Miller, will present at the following upcoming investor conferences:

•	Rodman and Renshaw 16th Annual Global Investment Conference, September 8-10, 2014, at the New York Palace Hotel in New York City.

•	13th Annual BIO Investor Forum, October 7-8, 2014, at the Palace Hotel in San Francisco.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the pivotal Phase 3 trial (which had originally been initiated by BioMarin). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

# # #

CATALYST PHARMACEUTICAL PARTNERS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Operating costs and expenses:
Research and development	$2,098,958	$2,132,038	$4,847,641	$3,224,339
General and administrative	891,215	521,491	1,650,897	1,134,620

Total operating costs and expenses	2,990,173	2,653,529	6,498,538	4,358,959

Loss from operations	(2,990,173)	(2,653,529)	(6,498,538)	(4,358,959)

Interest income	15,744	8,526	48,504	14,993
Change in fair value of warrants liability	(223,591)	(498,587)	(559,105)	(543,913)

Loss before income taxes	(3,198,020)	(3,143,590)	(7,009,139)	(4,887,879)
Provision for income taxes	—	—	—	—
Net loss	$(3,198,020)	$(3,143,590)	$(7,009,139)	$(4,887,879)

Net loss per share – basic and diluted	$(0.05)	$(0.08)	$(0.12)	$(0.12)

Weighted average shares outstanding – basic and diluted	66,167,556	41,445,413	60,186,297	41,433,118

CATALYST PHARMACEUTICAL PARTNERS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,801,544	$2,215,958
Certificates of deposit	3,713,885	4,011,576
Short-term investments	26,497,589	17,483,062
Prepaid expenses	842,094	1,609,442

Total current assets	45,855,112	25,320,038
Property and equipment, net	65,396	40,628
Deposits	8,888	8,888

Total assets	$45,929,396	$25,369,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,238,176	$850,789
Accrued expenses and other liabilities	1,126,215	1,288,820

Total current liabilities	2,364,391	2,139,609
Accrued expenses and other liabilities, non-current	16,891	19,131
Warrants liability, at fair value	2,360,130	1,819,562

Total liabilities	4,741,412	3,978,302

Total stockholders’ equity	41,187,984	21,391,252

Total liabilities and stockholders’ equity	$45,929,396	$25,369,554